Exhibit 10.41

CYNTHIA VALKO

CHIEF EXECUTIVE AGREEMENT

January 1, 2018

Global Indemnity Ltd. (including all entities controlled directly or indirectly by Global Indemnity Ltd., “GBLI” or the “Company”) and Cynthia Valko (“Executive”) agree as follows effective January 1, 2018:

1.	Position, Title, Reporting: Executive shall serve as the chief executive officer (“CEO”) of Global Indemnity Ltd. under the direction of GBLI’s board of directors (the “Board”) and reporting to the chairman of the Board (the “Chairman”) on a day-to-day basis.

2.	Term of Office: Executive’s term of office as CEO hereunder commenced at 12:01 AM on January 1, 2018 and will expire at 11:59 PM on December 31, 2020.

3.	Base Salary: $800,000, payable in U.S. currency.

4.	Annual Bonus Opportunities:

(a)    Return on Equity Bonus (“ROE Bonus”): $600,000 cash (“ROE Bonus Opportunity”).

With respect to each of calendar years 2018, 2019, and 2020 (corresponding to the Company’s fiscal years) during which Executive served as CEO (each such year being a “Bonus Year”), if GBLI’s return on equity percentage (calculated as (A) GBLI’s consolidated pre-tax income presented in conformity with GAAP adjusted to include all premiums, underwriting losses, and underwriting expenses in respect of insurance policies issued in the Bonus Year (“Bonus Year Policies”) (regardless of when such amounts were earned or incurred) and to exclude (i) all premiums, underwriting losses, and underwriting expenses in respect of insurance policies issued in other than the Bonus Year (regardless of when such amounts were earned or incurred), (ii) the contribution to income of “Excess Capital” (defined below), (iii) investment portfolio realized and unrealized capital gains and losses (including for this purpose the effect of marking-to-market the Company’s $200,000,000 notional principal amount interest rate hedge transaction, although the net positive or negative Bonus Year cash flow associated with the hedge transaction shall be treated as a reduction or increase, respectively, in the Company’s interest expense in respect of a Bonus Year), (iv) fees and expenses paid or incurred with respect to Fox Paine & Company, LLC (including its affiliates), and (v) Board fees in excess of $1,500,000 per year, divided by (B) GBLI’s average Book Value for the Bonus Year presented in conformity with GAAP less the average principal amount of Excess Capital (the “Actual ROE Percentage”)) exceeds 85% of the targeted return on equity percentage (the “Targeted ROE Percentage”), then a preliminary ROE Bonus award (“Preliminary ROE Bonus”) in respect of such Bonus Year will be calculated in accordance with the following formula:

(i)	Preliminary ROE Bonus = (((Actual ROE Percentage / Targeted ROE Percentage) – 0.85) * 6.6667) * ROE Bonus Opportunity.

Notwithstanding the foregoing formula and any other provision hereof, in no event shall an ROE Bonus award be for less than $0.00 or greater than $600,000.

(ii)	For purposes of determining the Actual ROE Percentage and the Targeted ROE Percentage, investment assets that are not investment grade fixed income securities shall be deemed to yield the same rate of return as the Company’s investment grade fixed income securities (including cash).

(iii)	In connection with the approval of this agreement by the Compensation and Benefits Committee of the Board (the “Comp Committee”), the Comp Committee shall approve Targeted ROE Percentages for Bonus Years 2018, 2019 and 2020. Following the close of a Bonus Year, the Targeted ROE Percentage for such Bonus Year shall be adjusted to reflect the Company’s actual yield on it investment grade fixed income securities (including cash).

(iv)	For purposes hereof, “Excess Capital” means the U.S. dollar amount of GBLI’s Book Value that is unnecessary in order to maintain the Company’s A.M. Best’s ‘A’ rating. The contribution to income of Excess Capital shall be deemed equal to the average principal amount thereof during the relevant period multiplied by the Company’s actual yield on its investment grade fixed income securities (including cash) during the relevant period.

(v)	Non-cash compensation expense related to Tranche 1, 2 and 3 options shall be excluded from the calculation of the Actual ROE Percentages and the Targeted ROE Percentages.

(vi)	Bonus Payments & Retentions: No later than April 1 of the calendar year immediately following the close of a Bonus Year (the “Payment Date”) if Executive is then employed by GBLI and in good standing, then fifty percent (50%) of the Preliminary ROE Bonus with respect to the Bonus year shall be at such time deemed earned and shall be paid to Executive in cash; the 50% unpaid balance of the Preliminary ROE Bonus for such year shall be retained by GBLI (the “Retained Portion of the Preliminary ROE Bonus”) and deemed earned or not earned based upon the ROE Bonus True-Up (as provided below).

(vii)	ROE Bonus True-Ups: Within 90 days after December 31 of the third (3rd) full calendar year following a Bonus Year (the “True-Up Date”) and regardless of whether Executive is then employed by GBLI, the Company shall recalculate the Preliminary ROE Bonus for such Bonus Year based solely upon (i) underwriting loss and loss adjustment expense developments through the True-Up Date in respect of Bonus Year Policies and (ii) an actuarial assessment as of the True-Up Date of incurred but not reported underwriting losses and loss adjustment expenses in respect of Bonus Year Policies (the “Trued-Up ROE Bonus”). In the event the Trued-Up ROE Bonus in respect of such Bonus Year exceeds the Preliminary ROE Bonus in respect of such Bonus Year then Executive shall be paid the amount of such excess, plus the amount of the Retained Portion of the Preliminary ROE Bonus in respect of the Bonus Year, plus “interest” (see below) on such excess and on the Retained Portion of the Preliminary ROE Bonus. In the event the Trued-Up ROE Bonus in respect of such Bonus Year is equal to the Preliminary ROE Bonus in respect of such Bonus Year, then Executive shall be paid the amount of the Retained Portion of the Preliminary ROE Bonus in respect of such Bonus Year, plus “interest” (see below) on the Retained Portion of the Preliminary ROE Bonus. In the event the Preliminary ROE Bonus in respect of such Bonus Year exceeds the Trued-Up ROE Bonus in respect of such Bonus Year (the “Excess Preliminary ROE Bonus Amount”), then the Excess Preliminary ROE Bonus Amount shall be charged against the Retained Portion of the Preliminary ROE Bonus in respect of all Bonus Years hereunder (first against the Retained Portion of the Preliminary ROE Bonus in respect of such Bonus Year, then against any Retained Portion of the Preliminary ROE Bonus from the next earliest Bonus Year, and then against any Retained Portion of the Preliminary ROE Bonus in respect of the remaining Bonus Year) and Executive shall be paid the amount remaining (if any) of the Retained Portion of the Preliminary ROE Bonus in respect of such Bonus Year, plus “interest” (see below) on such residual amount of the Retained Portion of the Preliminary ROE Bonus in respect of such Bonus Year. Absent Executive’s negligence or fraud, Executive shall not be required to defray any Excess Preliminary ROE Bonus Amounts except as provided herein. The rate utilized in calculating “interest” for purposes of this paragraph shall be the same rate as the Company’s actual yield on its investment grade fixed income securities (including cash) over the relevant period(s).

(b)    Performance Incentive Bonus: S200.000 cash (“Performance Incentive Bonus”).

With respect to each Bonus Year, Executive will also be entitled to earn a Performance Incentive Bonus. The Performance Incentive Bonus shall be determined by the Comp Committee, in its sole discretion, based upon the Chairman’s assessment, in his sole discretion, of Executive’s performance during the Bonus Year in respect of the following matters: succession planning, executive recruiting, new and existing product developments, implementation of underwriting tools utilizing artificial intelligence, business developments, acquisitions & divestitures, expense reductions, regulatory and rating agency results and relationships, and coordination with the Chairman, Board, Regulators, and Rating Agencies.

5.	Sales of Company Shares
During the Term of Office, Executive shall not sell any GBLI Class A common shares, whether acquired through exercise of Company stock options, other equity compensation awards, or otherwise, unless (i) Executive retains GBLI vested stock options and GBLI vested shares having an aggregate value of at least equal to “CEO’s Base

Investment” (see below), (ii) Executive retains seventy-five percent (75%) of the aggregate GBLI stock options and GBLI restricted shares provided to Executive by the Company, (iii) Executive provides Chairman with advanced written notice of Executive’s proposed sale of GBLI shares (such notice to include the number of GBLI shares Executive proposes to sell) at least five (5) business days before, but not more than twenty (20) business days before, any such proposed sale, (iv) Chairman, in Chairman’s sole discretion, provides Executive with Chairman’s written ‘No Objection’ to such proposed sale, and (v) Executive’s proposed sale is in compliance with the Company’s Executive Stock Ownership and Disposition Policy, as in effect from time to time. The term “CEO’s Base Investment” shall mean the lesser of (a) $5,000,000 and (b) $5,000,000 multiplied by a fraction, the numerator of which fraction shall be equal to the volume weighted trading price of GBLI’s listed shares for the 30-day period ending on the relevant measurement date and the denominator of which fraction shall equal $50.00

6.	Stock Options:

(a)    Tranche 3:

300,000 options (“Tranche 3 Options”) to acquire 300,000 GBLI Class A ordinary shares having an exercise price (“strike price”) of $50.00 per share. The Tranche 3 Options shall vest 1/3 (100,000 options) on each of December 31 of 2018, 2019, and 2020 if, and only if, Executive is an employee of GBLI and in “good standing” as of such dates. Once vested, the Tranche 3 Options may be exercised at any time. All unexercised Tranche 3 Options expire on the earlier of (i) December 31, 2027 and (ii) 90 calendar days after Executive is neither employed by GBLI nor is a member of the Board. The Tranche 3 Options are subject to the Company’s stock option plans and ancillary documentation and agreements.

(b)    Tranche 2:

In 2014, Executive was granted 300,000 options by GBLI to acquire 300,000 GBLI Class A ordinary shares effective January 1, 2015 (the “Tranche 2 Options”). The formulaic exercise price of the Tranche 2 Options initiated at approximately $25.00 per share. As a result of GBLI not achieving Board approved income, premium volume, and underwriting profitability targets, the Tranche 2 Options are unvested. Tranche 2 Options currently expire if otherwise extant on December 31, 2024.

The existing formulaic exercise price of the Tranche 2 Options shall continue unaltered. The existing vesting provisions of the Tranche 2 Options are hereby eliminated. Henceforth, such number of Tranche 2 Options shall vest on each of December 31, 2018, 2019, and 2020 as is equal to 100,000 multiplied by a fraction, the numerator of which fraction shall be the U.S. dollar amount of Executive’s Trued-Up ROE Bonus in respect of such year and the denominator of which fraction shall be the ROE Bonus Opportunity with respect to such year.

7.	Employee Benefits:

During the Term of Office, Executive may participate in all existing and future employee benefit plans, (e.g. pension and retirement, savings, medical, health and accident, life, disability) that are available to other senior executives of GBLI. Executive is entitled to four (4) weeks of paid vacation per Bonus Year.

8.	Termination:

Notwithstanding any other provision hereof, Executive’s employment by and with GBLI is terminable at will in the sole discretion of the Board at any time whether with or without notice or cause. In the event Executive is terminated prior to the expiration of the Term of Office, Executive shall receive as “severance” one month of Base Salary for each 12 months of employment (prior to the date of termination) unless Executive precipitated a “Cause Event” (as defined below), with such amount payable in a lump sum cash payment on the 60th date following the date of Executive’s termination of employment (the “Release Deadline”); provided that such payment shall be subject to Executive providing an executed general release of claims in respect of GBLI and Fox Paine & Company, LLC, including their respective affiliates, in a form reasonably satisfactory to GBLI and Fox Paine & Company, LLC, including their respective affiliates (a “Release”), and not revoking such Release within any legally applicable revocation period, in each case prior to the Release Deadline. In the event Executive voluntarily terminates employment with GBLI for any reason, Executive shall not be entitled to the severance payment described above.

For purposes hereof, a “Cause Event” includes: (i) conduct of Executive constituting fraud, dishonesty, malfeasance, incompetence, gross misconduct, gross negligence, (ii) Executive being officially charged with or indicted for a felony criminal offense involving violence or moral turpitude, (iii) Executive failing to follow the lawful written instructions of the Chairman or the Board, or (iv) Executive’s violation of GBLI’s governance, code of conduct, conflict of interest, or similar GBLI policies applicable to GBLI employees generally or senior executives generally.

9. Disputes:

Any disputes among Executive, GBLI, and/or Fox Paine & Company, LLC (including affiliates) shall be resolved by confidential binding arbitration in Philadelphia, Pennsylvania under the auspices of JAMS. The governing law shall be that of New York. The arbitration shall be conducted by a single arbitrator selected by the parties in accordance with the JAMS Employment Arbitration Rules & Procedures pertaining at the time the dispute arises. Any arbitration will be conducted on a strictly confidential basis. This agreement to arbitrate and any arbitration hereunder will be interpreted and conducted in all manners necessary to ensure its enforceability.

10. Miscellaneous:

(a)	GBLI shall make such deductions and withhold such amounts from any payment made to Executive hereunder as may be required from time to time by law, governmental regulation, or order.

(b)	This agreement incorporates and supersedes all prior agreements among Executive, GBLI, and Fox Paine & Company, LLC (including affiliates) relating to Executive’s employment by GBLI. Notwithstanding any other provision hereof, nothing in this agreement shall diminish Executive’s rights with respect to the 300,000 Tranche 1 options provided in that certain agreement entitled “Cynthia Valko (CEO) Global Indemnity plc (GBLI) Executive Employment Term Sheet” dated September 12, 2011. This agreement may only be amended, the provisions hereof may only be waived, and consents hereunder shall only be effective if the amendment, waiver, or consent is evidenced by a written document that is executed by Executive and GBLI and approved by the Board.

(c)	It is the intent of the parties that all payments and/or other benefits provided under this agreement be exempt from or otherwise comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and official guidance issued thereunder, as each may be amended from time to time (collectively, “Section 409A”), so that none of the payments or other benefits provided hereunder will be subject to any adverse tax consequences of Section 409A. Notwithstanding anything to the contrary herein, to the maximum extent permitted, this agreement shall be interpreted and administered consistent with such intent so as to provide for exemption or compliance with Section 409A. With respect to any taxable reimbursements or in-kind benefits provided to Executive by GBLI (i) all such reimbursements of eligible expenses shall be made on or prior to the last day of the Executive’s taxable year immediately following the taxable year in which such expenses were incurred, (ii) any right to such reimbursement shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of any such reimbursement or in-kind benefit provided in any taxable year of the Executive shall not affect in any way the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Each payment or other benefit provided hereunder is intended to constitute a separate payment for purposes of Sections 409A.

(d)	Notwithstanding any other provision hereof, this agreement shall not be binding upon either party unless this agreement is approved in writing by the Comp Committee, in its sole discretion.

By executing this document below, the parties hereto acknowledge their agreement hereto as of the effective date of this agreement:

GLOBAL INDEMNITY LTD.		“EXECUTIVE”

By	/s/ Saul Fox	/s/ Cynthia Valko
	Saul Fox	Cynthia Valko

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